UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 31, 2011
MedQuist Inc.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-19941	22-2531298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9009 Carothers Parkway
Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
(866) 295-4600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.05 Costs Associated with Exit or Disposal Activities.
Item 8.01 Other Events
SIGNATURES
Item 2.05 Costs Associated with Exit or Disposal Activities.
Restructuring Plan Associated With Completion of the Integration of Spheris Operations.
MedQuist Inc. (the “Company”) announced that on March 31, 2011, its senior management team approved and the Company implemented a restructuring plan associated with the completion of the integration of the Company’s acquisition of the Spheris operations. The plan consists of (i) a reduction in workforce termination costs of $1.0 million for employee severance and (ii) a charge of $1.5 million, which represents $2.5 million of future lease payments on MedQuist Inc.’s former corporate headquarters in Mount Laurel, New Jersey and its former data center in Sterling, Virginia, offset by expected sublease rentals. The reduction of workforce termination costs will consist entirely of severance costs, and the severance costs will result in future cash expenditures.
Item 8.01 Other Events
On March 31, 2011, in connection with the conclusion of the litigation matters related to the Company’s billing practices, the Company’s board of directors terminated the Company’s customer accommodation program and reversed accruals of $9.7 million, resulting in a non-cash reduction of expenses of approximately $9.7 million in the first quarter of 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.
Date: April 6, 2011	By:	/s/ Mark R. Sullivan
Mark R. Sullivan
General Counsel, Chief Compliance Officer and Secretary